Exhibit 99.1

REVOLVE Reappoints Jennifer Baxter Moser to its Board of Directors

Los Angeles, CA – January 19, 2024 - Revolve Group, Inc. (NYSE: RVLV) today announced the reappointment of Jennifer (“Jenny”) Baxter Moser to its board of directors, effective immediately. Baxter Moser will also serve as a member of the audit committee and compensation committee

Baxter Moser previously served on REVOLVE’s board of directors during a period of significant growth and value creation from December 2012 through July 2020.

“We are excited to welcome back Jenny to REVOLVE’s board of directors,” said co-founder and co-CEO Mike Karanikolas. “She made pivotal contributions to our success in her initial tenure as a board member, including playing a key role in developing our owned brand strategy and in the launch of REVOLVE Beauty, our fastest growing product category.”

“Jenny’s extensive industry knowledge and deep insights into the REVOLVE core customer demographic will add significant value to our boardroom discussions,” added co-founder and co-CEO Michael Mente.

In 2012, Baxter Moser led a strategic investment in REVOLVE by TSG Consumer Partners, a firm she joined in 2007 and served as partner from 2013 through 2023. During her 16-year tenure at TSG, Baxter Moser led investments in and served on the board of several high-growth consumer companies, including e.l.f. Cosmetics, Paige Denim, Smashbox Cosmetics, Backcountry and Scopely.

Prior to TSG Consumer Partners, Baxter Moser was a consultant at Bain & Company where she worked in several industries, including consumer products and retail, and across multiple practice areas including brand strategy, merger integration, organizational design and private equity due diligence.

“One of the highlights of my career was leading TSG’s incredibly successful investment in REVOLVE, a partnership that further increased my passion for the REVOLVE brand and appreciation for its innovative business model,“ said Baxter Moser. “I am excited to rejoin the board and partner with Mike, Michael and their talented team to capitalize on the long runway for growth ahead.”

Baxter Moser received a dual degree in Economics and Communications from Stanford University and an MBA from Harvard Business School.

About Revolve Group, Inc.

Revolve Group, Inc. (NYSE: RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories, beauty and home products. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers and more than 1,000 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through FWRD, we offer an assortment of curated and elevated iconic and emerging luxury brands. For more information, visit www.revolve.com.

Investor Relations Contact:

Erik Randerson, CFA

1-562-677-9513

IR@revolve.com

Media Contact:

Jennifer Walker

revolve@walkerdrawas.com